Exhibit 99.1

[New Century Bancorp Logo Appears Here]

NEWS RELEASE
For more information, contact:	July 27, 2004
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com - 910-892-7080

NEW CENTURY BANCORP REPORTS

SECOND QUARTER 2004 RESULTS

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended June 30, 2004 of $435,000 compared to $290,000 for the same period in 2003, an increase of 50%. For the six months ended June 30, 2004, the Company reported net income of $520,000 compared to $503,000 as of the same date in 2003, an increase of 3%.

As of June 30, 2004, the Company had total deposits of $246.2 million and total loans of $233.4 million, compared to total deposits of $134.9 million and total loans of $121.6 million as of June 30, 2003, increases of 83% and 92%, respectively.

Total assets for the Company as of June 30, 2004 were $289 million, compared to $160.4 million at June 30, 2003, an increase of 80%.

“Loan growth continued to surge during the second quarter,” said John Q. Shaw, President and CEO for New Century Bancorp. “As confidence in our national, state, and local economies improves, we expect this trend to continue. Other key areas of focus, including noninterest income, deposit growth, and total assets, showed significant growth as well, and overall we were pleased with our results for the second quarter.

“During the quarter, we passed the fourth anniversary of the founding of our New Century Bank. Our continued growth and performance is a result of the support we have received from our directors and shareholders, as well as our customers and the communities we serve. We appreciate that support. We were pleased to be able to extend our third 11-for-10 stock split in the form of a stock dividend during the second quarter as a way of rewarding our shareholders for their commitment and trust in us. “

New Century Bancorp is the holding company for New Century Bank of Fayetteville and New Century Bank, which has offices in Clinton, NC; Dunn, NC; and, Goldsboro, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended June 30, 2004 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended June 30,		At or for the six months Ended June 30,
	2004	2003	2004	2003
Operating Data:
Total interest income	$3,537	$2,253	$6,435	$4,320
Total interest expense	1,132	790	2,046	1,544

Net interest income	2,405	1,463	4,389	2,776
Provision for loan losses	477	209	1,079	479

Net interest income after provision	1,928	1,254	3,310	2,297
Noninterest income	426	302	773	575
Noninterest expense	1,678	1,097	3,285	2,076

Income before income taxes	676	459	798	796
Provision for income taxes	241	169	278	293

Net income	$435	$290	$520	$503

Per Share Data, restated for two 11-for-10 stocks split effective October 2003 and June 2004:
Earnings per share - basic	$0.16	$0.14	$0.19	$0.25
Earnings per share - diluted	0.15	0.14	0.18	0.24
Market price
High	30.25	16.53	30.25	16.53
Low	17.27	14.05	13.77	12.40
Close	21.75	16.53	21.75	16.53
Book value	9.89	9.30

Weighted average shares outstanding
Basic	2,795,821	2,001,462	2,795,821	1,973,389
Diluted	2,928,271	2,075,070	2,925,975	2,066,376

Selected Quarter End Balance Sheet Data:
Loans	$233,394	$121,623
Allowance for loan losses	3,347	1,885
Other earning assets	43,297	30,539
Total assets	289,038	160,448
Deposits	246,210	134,934
Borrowings	14,513	5,819
Shareholders’ equity	27,648	19,118

Selected Average Balances:
Total assets	$259,222	$148,520	$234,149	$140,411
Loans, net of allowance	214,228	115,539	190,133	109,317
Total interest-earning assets	246,449	141,002	221,993	133,710
Deposits	217,808	123,947	193,598	117,155
Total interest-bearing liabilities	199,652	112,493	177,763	105,666
Shareholders’ Equity	27,727	18,477	27,638	18,016

Selected Performance Ratios:
Return on average assets	0.34%	0.78%	0.46%	0.72%
Return on average equity	3.15%	6.29%	3.79%	5.64%
Net interest margin	3.92%	4.16%	3.98%	4.19%
Noninterest expense to average assets	2.60%	3.00%	2.82%	3.00%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.42%	0.30%
Allowance for loan losses to period-end loans	1.42%	1.55%
Net loan charge-offs to average loans	0.10%	0.23%

Capital Ratios:
Total risk-based capital	15.25%	16.39%
Tier 1 risk-based capital	13.99%	15.14%
Leverage ratio	13.01%	12.68%
Equity to assets ratio	9.57%	11.92%

Other Data:
Number of banking offices	4	3
Number of full time equivalent employees	64	44